EXHIBIT 3.4

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS
OF
SERIES C CONVERTIBLE PREFERRED STOCK
OF
NUVIM, INC.,
a Delaware corporation

          Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned duly authorized officer of NuVim, Inc. (the “Corporation”), on behalf of the Corporation, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Corporation’s Board of Directors by the Certificate of Incorporation of the Corporation, as amended, and the General Corporation Law of the State of Delaware, on July o, 2004, the Corporation’s Board of Directors by unanimous written consent adopted the following resolution:

          RESOLVED, that, pursuant to the authority vested in the Corporation’s Board of Directors (the “Board”) in accordance with the provisions of its Certificate of Incorporation, as amended, and the General Corporation Law of the State of Delaware, the Board does hereby amend and restate in its entirety the Corporation’s Certificate of Designations of the Series C Preferred Stock, par value $0.00001 per share, as follows:

          1.          Designation and Rank.

                       1.1          Designation.  The shares of the series of preferred stock hereby established shall be designated as “Series C Convertible Preferred Stock”, par value $0.00001 per share (the “Series C Preferred Stock”).  The number of shares authorized to constitute the Series C Preferred Stock shall be Fifty Million (50,000,000)shares, which shares shall have relative rights and preferences as to all other classes and series of the capital stock of the Corporation as set forth herein.

                       1.2          Rank.  With respect to dividend rights and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series C Preferred Stock shall rank (a) subject to Section 5.2(a) hereof, junior to each other class or series of the Corporation’s preferred stock that by its terms ranks senior to the Series C Preferred Stock as to payment of dividends and/or distribution of assets upon liquidation, dissolution or winding-up (the “Senior Stock”), (b) on a parity with each other class or series of the Corporation’s preferred stock that by its express terms ranks on a parity with the Series C Preferred Stock as to payment of dividends and/or distribution of assets upon liquidation, dissolution or winding-up, including the Corporation’s Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”; collectively, with any other parity stock, the “Parity Stock”) and (c) senior to (i) the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”), and (ii) each other class or series of the Corporation’s preferred stock that by its terms ranks junior to the Series C Preferred Stock as to payment of dividends and/or distribution of assets upon liquidation, dissolution or winding-up (together with the Common Stock, the “Junior Stock”).

          2.          Dividend Rights; Distributions.  The holders of shares of Series C Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board.  Dividends or other distributions may be paid in cash or in kind (as determined, in good faith, by the Board) at the Board’s option.  No dividends or distributions, in cash, securities or other property shall be declared or paid or set apart for payment on in respect of any Parity Stock or Junior Stock, unless a dividend or distribution is likewise declared, paid or set apart for payment on the Series C Preferred Stock and the Parity Stock (a) in an amount equal to the dividend or distribution that would be payable if the Series C Preferred Stock and/or Parity Stock were converted into Common Stock on the date of payment, declaration or distribution, if the dividend or distribution is on Common Stock or (b) at a rate proportionate to the relative original issuance price of the Series C Preferred Stock and/or Parity Stock and the recipient class or series of stock, if the recipient class or series is other than Common Stock.  In the event of a dividend or other distribution in kind, the fair market value of such in-kind dividend or distribution is to be determined, in good faith, by the Board.  Dividends only accrue when, as and if declared and, to the extent declared, such dividends shall accrue from the date the Board duly authorizes such declaration until the date of liquidation pursuant to Section 3 hereof or conversion pursuant to Section 6 hereof.  Any dividends then declared but unpaid shall be paid upon any such liquidation or conversion of the Series C Preferred Stock.

          3.          Liquidation Rights.

                       3.1          Liquidation Preference.  (a) In the event of any voluntary or involuntary liquidation, dissolution, winding-up of affairs of the Corporation or other similar event (each, a “Liquidity Event”), prior and in preference to any distribution to any holder of shares of the Junior Stock, and pari passu with any distribution made to the holders of shares of Parity Stock, the holders of shares of Series C Preferred Stock shall be entitled to receive, out of the Corporation’s assets legally available therefor, an amount per share (the “Series C Preferential Amount”) equal to the sum of (a) the product obtained by multiplying (i) $0.20 per share (subject to proportionate adjustment in the case of subsequent recapitalizations, stock splits, stock dividends and combinations of shares of Common Stock) (the “Series C Original Issuance Price”) by (ii) two (2), plus (b) any accrued and unpaid dividends.

                       (b)          A consolidation, merger or other business combination of the Corporation with or into another corporation or other entity in which the Corporation is not the surviving entity may be deemed, upon the affirmative vote, or written consent, of the holders of a majority of the shares of Series C Preferred Stock then outstanding (the “Majority Holders”), a Liquidity Event; provided, however, that if the holders of a majority of the outstanding shares of Series C Preferred Stock shall elect to avail themselves of the benefits of this Section 3.1(b), all outstanding shares of Series C Preferred Stock shall be bound by the same election.

                       3.2          Pro Rata Distribution.  Upon a Liquidity Event, if the net assets of the Corporation (or, if applicable, the securities of another entity in the case of a merger) to be distributed among the holders of shares of the Series C Preferred Stock and any Parity Stock are insufficient to permit payment in full of the Series C Preferential Amount to the holders of the Series C Preferred Stock and such preferential amount to which the holders of any Parity Stock are entitled, then the entire net assets of the Corporation (or such securities) shall be distributed among the holders of shares of the Series C Preferred Stock and the Parity Stock, ratably in proportion to the full preferential amounts to which each such holder would otherwise be entitled, respectively.  Such distributions may be made in cash and/or property taken at its fair value (as determined, in good faith, by the Board), at the election of the Board.

                       3.3          Priority.  All of the preferential amounts to be paid to the holders of the Series C Preferred Stock and Parity Stock as to distributions upon liquidation shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of, any assets of the Corporation to the holders of any Junior Stock.

          4.          Redemption.          The Series C Preferred Stock is not subject to a right of redemption by the Corporation and the holders thereof are not entitled to any right of redemption.

          5.          Voting Rights.

                       5.1          General.  Each holder of shares of Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series C Preferred Stock could then be converted and (except as required by law and by Section 5.2 hereof) shall have voting rights and powers equal to the voting rights and powers of the Common Stock, voting together with the Common Stock as a single class.  Fractional voting shall not, however, be permitted and any fractional votes resulting from the above formula (after aggregating all shares into which shares of the Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                       5.2          Stockholder Approval.  So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not:

                       (a)          without the affirmative vote or consent of holders of a majority of the shares of Series A Preferred Stock and Series C Preferred Stock then outstanding, voting together as a class, authorize, create or issue shares of any class or series of capital stock having preference or priority as to payment of dividends or, upon actual or deemed liquidation, senior to any such preference or priority of the Series C Preferred Stock or Series A Preferred Stock, or authorize, create or issue shares of any class or series or any bonds, debentures, notes or other obligations or securities convertible into or exchangeable for, or having optional rights to purchase, any shares of the Corporation’s capital stock having any such preference or priority; or

                       (b)          without the affirmative vote or consent of the Majority Holders, voting together as a single class, amend the Corporation’s Certificate of Incorporation or By-Laws in a manner that adversely affects the rights and preferences of the shares of the Series C Preferred Stock.

          6.          Conversion Rights.  The holders of Series C Preferred Stock shall have conversion rights as follows:

                       (a)          Right to Convert.  Subject to Section 6(b) hereof, each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (the “Original Issuance Date”), into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series C Original Issuance Price by the “Series C Conversion Price” (as defined below) or, as applicable, the “Replacement

Conversion Price” (as defined in Section 6(c)(ii)(B) hereof), at the time in effect for such shares.  The initial “Series C Conversion Price” per share for shares of Series C Preferred Stock shall be the Series C Original Issuance Price and, thereafter, shall be subject to adjustment as provided in Section 6(c) hereof.  The initial Replacement Conversion Price shall be that price fixed by Section 6(c)(ii)(B) hereof and, thereafter, shall be subject to adjustment as set forth in Section 6(c) hereof, excluding Section 6(c)(ii)(A) hereof.

                       (b)          Automatic Conversion.  Each share of Series C Preferred Stock shall automatically convert into shares of Common Stock at the Series C Conversion Price or, as applicable, the Replacement Conversion Price then in effect upon the earlier of (i) subject to Section 3.1(b) hereof, a consolidation, merger or other business combination of the Corporation with or into another corporation or entity in which the corporation is not the surviving entity, unless the Corporation and such other entity provide otherwise and (ii) the consummation of the Corporation’s sale of its Common Stock in a bona fide firm commitment underwritten public offering pursuant to an effective registration under the Securities Act of 1933, as amended, covering the offer and sale by the Corporation of its Common Stock.

                       In the event of the automatic conversion of the Series C Preferred Stock pursuant to this Section 6(b)(ii), the person(s) or entity(ies) entitled to receive the Common Stock issuable upon such conversion shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the closing with the underwriter of such sale of securities and conversion shall be conditioned upon the occurrence of such closing.

                       (c)          Conversion Price Adjustments.  The Series C Conversion Price and the Replacement Conversion Price shall be subject to adjustment from time to time as provided in this Section 6(c).

                                      (i)          Special Definition; Additional Stock.  For the purposes of this Section 6(c), “Additional Stock” shall mean any share of Common Stock or securities or rights convertible or exchangeable into, or entitling the holder thereof to receive, directly or indirectly, shares of Common Stock (“Common Stock Equivalents”) issued (or deemed to have been issued pursuant to Sections 6(c)(ii)(B) and (C) hereof) by the Corporation after the Original Issuance Date, other than:

                                                               (A)          Common Stock issued pursuant to a transaction described in Section 6(c)(iv) hereof or Section 6(d) hereof;

                                                               (B)          Common Stock, or rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Common Stock Equivalents (“Options”), issued to officers, employees or directors of, or consultants to, the Corporation or any subsidiary of the Corporation, pursuant to any agreement, plan or arrangement approved by the Board of Directors of the Corporation;

                                                               (C)          Common Stock issued or issuable upon conversion of shares of Series A or Series C Preferred Stock;

                                                               (D)          Securities of the Corporation issued in connection with an acquisition by the Corporation of all, or a substantial part, of another entity (other than an affiliated entity), a merger, consolidation, other reorganization transaction, or purchase of all, or a substantial part, of the assets of such entity (including securities issued to persons formerly employed by such other entity and subsequently hired by the Corporation and to any broker or finders in connection therewith);

                                                               (E)          Securities of the Corporation issued to financial institutions, guarantors, strategic or institutional investors, or to lessors in connection with commercial credit arrangements, equipment financings, or similar transactions (directly or pursuant to the exercise of Options or Common Stock Equivalents);

                                                               (F)          Common Stock issuable upon the exercise of Options or Common Stock Equivalents outstanding as of the date on which this Amended and Restated Certificate of Designations is filed with the Secretary of State (the “Amendment Filing Date”);

                                                               (G)          Securities of the Corporation issued or issuable to consultants as consideration for services rendered or to be rendered, pursuant to terms approved by the Board of Directors;

                                                               (H)          Common Stock issued to officers, employees, directors, consultants or vendors in connection with any restructuring of indebtedness outstanding as of November 30, 2004, plus any accrued interest on such indebtedness until the date of issuance of such Common Stock, pursuant to terms approved;

                                                               (I)          Common Stock, options or warrants issued in connection with bridge financing and related transactions, pursuant to terms approved by the Board of Directors; and

                                                               (J)          Common Stock or other securities issued in the Corporation’s initial public offering of securities.

                                      (ii)     (A)          Impact on Stock Held by Participating Holders.  In the event that the Corporation, after the Original Issuance Date, shall issue (or shall be deemed to have issued) Additional Stock without consideration or for an Effective Price (as defined below) per share less than the Series C Conversion Price then in effect immediately prior to such issuance (or deemed issuance) (a “Below Conversion Price Issuance”), then, and in such event, the Series C Conversion Price held by a holder of Series C Preferred Stock that is not a Non-Participating Holder (as defined below) shall be reduced, concurrently with such Issuance, to a price equal to such Effective Price per share of the Additional Stock issued in such Below Conversion Price Issuance.  The term “Effective Price” of shares of Additional Stock shall mean the quotient determined by dividing (a) the total consideration received by the Corporation, for the issuance of Additional Stock in a Below Conversion Price Issuance by (b) the total number of shares of Additional Stock issued or sold, or deemed issued or sold pursuant to Section 6(c)(ii)(C) hereof, by the Corporation in such Issuance.

                                                (B)          Impact on Stock Held by Non-Participating Holders.  In the event that, after the Original Issuance Date, (i) the Corporation shall consummate a Below Conversion Price Issuance in which the holders of Series C Preferred Stock shall be entitled to exercise the preemptive rights (the “Preemptive Rights”) set forth in the Corporation’s Stockholders’ Agreement by and among the Corporation and certain of the Corporation’s stockholders, as such may be amended from time to time (the “Stockholders’ Agreement”), and (ii) a holder of Series C Preferred Stock does not acquire, by exercise such holder’s Preemptive Rights, his, her or its entire Pro Rata Share (as defined in the Stockholders’ Agreement) of securities offered in such Below Conversion Price Issuance (a “Non-Participating Holder”), then, and in such event, each share of Series C Preferred Stock held by such Non-Participating Holder shall automatically, and without further action on the part of such holder, be deemed, for purposes of the Corporation’s corporate records and tracking the appropriate conversion price with respect to such shares, converted into the same number of shares of the next numerically available (beginning with sub-series C-1, and continuing with sub-series C-2 and such numerically successive sub-series as may be required for any successive deemed conversions that are effected pursuant to this Section 6(c)(ii)(B)) “Sub-Series C Preferred Stock”; provided, however, that no such deemed conversion shall occur in connection with a particular Below Conversion Price Issuance if, pursuant to the written request of the Corporation, such holder of Series C Preferred Stock agrees in writing to waive his, her or its Preemptive Rights with respect to such Below Conversion Price Issuance.  The conversion price of any Sub-Series C Preferred Stock (the “Replacement Conversion Price”) shall thereafter be fixed and remain at the Series C Conversion Price in effect immediately prior to the Below Conversion Price Issuance and shall not be adjusted upon the consummation of any subsequent Below Conversion Price Issuance(s) whether or not the holder of any such Sub-Series C Preferred Stock exercises his, her or its Preemptive Rights in respect thereof.

                                                (C)          Deemed Issuance; Options and Common Stock Equivalents.  In the case of the issuance (whether before, on or after the Original Issuance Date) of Common Stock Equivalents or Options, the following provisions shall apply for all purposes of this Section 6(c):

                                                               (1)          With respect to Options, the aggregate maximum number of shares of Common Stock deliverable upon exercise of such Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Section 6(c)(iii)(A) hereof), if any, received by the Corporation for such options plus the minimum exercise price provided in such Options for Common Stock covered thereby.

                                                               (2)          With respect to Common Stock Equivalents and Options to purchase Common Stock Equivalents, the aggregate maximum number of shares of Common Stock deliverable upon the conversion or exchange of any such Common Stock Equivalents and the aggregate maximum number of shares of Common Stock issuable upon the exercise of such Options to purchase Common Stock Equivalents and the subsequent conversion or exchange of such Common Stock Equivalents shall be deemed to have been issued at the time such Common Stock Equivalents or such Options were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Common Stock Equivalents and Options, plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such Common Stock Equivalents or the exercise of such Options and the conversion or exchange of the Common Stock Equivalents issuable upon exercise of such Options (the consideration in each case to be determined in the manner provided in Section 6(c)(iii)(A) hereof).

                                                               (3)          In the event of any change in the number of shares of Common Stock deliverable, or in the consideration payable to the Corporation, upon exercise of such Options or upon conversion or exchange of such Common Stock Equivalents, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series C Conversion Price, to the extent in any way affected by or calculated using such Options or Common Stock Equivalents, shall be recalculated to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Common Stock Equivalents.

                                                (D)          Readjustment for Expiration of Options or Common Stock Equivalents.

                                                               (1)          Upon the expiration or termination of any such Options or any such rights to convert or exchange Common Stock Equivalents, the Series C Conversion Price, to the extent in any way affected by or calculated using such Options or Common Stock Equivalents, shall then be recalculated to reflect the issuance of only the number of shares of Common Stock (and Options and Common Stock Equivalents that remain in effect) that were actually issued upon the exercise of such Options or upon the conversion or exchange of such Common Stock Equivalents.

                                                               (2)          The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 6(c)(ii)(C)(1) and (2) hereof shall be appropriately adjusted to reflect any change, termination or expiration of the type described in Sections 6(c)(ii)(C)(3) and 6(c)(ii)(D)(1) hereof.

                                                (E)          Calculation of Adjustments.  No adjustment of the Series C Conversion Price shall be made in an amount less than one cent ($0.01) per share; provided, however, that any adjustment that is not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment to the Series C Conversion Price.  Subject to adjustments pursuant to Sections 6(c)(ii)(D) and 6(c)(iv) hereof, no adjustment of the Series C Conversion Price pursuant to this Section 6(c)(ii)(E) shall have the effect of increasing such Series C Conversion Price above the Series C Conversion Price in effect immediately prior to such adjustment.

                                      (iii)          Determination of Consideration.

                                                      (A)          Cash and Property.

                                                                       (1)          In the case of the issuance of securities of the Corporation for cash, the amount of consideration received by the Corporation for such securities shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                                                       (2)          In the case of the issuance of securities of the Corporation for a consideration, in whole or in part, other than cash, the consideration other than cash shall be deemed to have a value equal to the fair market value of such non-cash consideration, irrespective of any accounting treatment thereof, as determined by the Board of Directors in good faith.

                                      (iv)          Adjustments to Conversion Prices for Dividends, Stock Splits, Subdivisions and Combinations.  In the event that the Corporation, at any time or from time to time after the Original Issuance Date, shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a split or subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series C Conversion Price and any Replacement Conversion Prices in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

                       (d)          Recapitalization.  If, at any time or from time to time, there shall have been a recapitalization of Common Stock (other than as a result of a stock dividend, subdivision or combination), subject to Sections 3.1(b) and 6(b)(i) hereof, holders of shares of Series C Preferred Stock shall thereafter be entitled to receive, and provisions shall be made therefor in any agreement relating to the recapitalization, upon conversion thereof, the kind and number of shares of stock or other securities or property of the Corporation or otherwise, receivable upon such recapitalization by a holder of the number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization.  In any such case, after the recapitalization, the provisions of this Section 6 (including adjustments of the Series C Conversion Price and all Replacement Conversion Prices then in effect and the number of shares purchasable upon conversion of such preferred stock) shall be applicable as nearly equivalent as may be practicable, and appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of shares of Series C Preferred Stock.

                       (e)          No Fractional Shares.  No fractional shares shall be issued upon conversion of the Series C Preferred Stock and the number of shares of Common Stock to be issued shall be rounded up to the next whole share, and there shall be no payment to a holder of shares of Series C Preferred Stock for any such rounded fractional share.  Whether fractional shares result from such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock that the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                       (f)          No Impairment.  The Corporation will not, by amendment of this Certificate or through any reorganization, recapitalization or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of this Section 6 of the holders of shares of Series C Preferred Stock against impairment.

                       (g)          Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series C Conversion Price and each Replacement Conversion Price, pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each such holder affected by the adjustment or readjustment a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of shares of Series C Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Series C Conversion Price or the Replacement Conversion Price, as applicable, then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such preferred stock.

                       (h)          Mechanics of Conversion.  Before any holder of shares of Series C Preferred Stock shall be entitled to convert any of such shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice by mail, postage prepaid, or hand delivery, to the Corporation at its principal corporate office, of the election to convert shares of such preferred stock and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holders shares of Series C Preferred Stock or, if applicable, to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date, except that if the date of such surrender is a date when the stock transfer books of the Corporation are closed, such person shall be deemed to have become the holder of record of such shares of Common Stock at the close of business on the next succeeding date on which the stock transfer books are open.

                       (i)          Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of shares of Series C Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                       (j)          Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then-outstanding shares of Series C Preferred Stock then in addition to such other remedies as shall be available to the holder of such shares of Series C Preferred Stock the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                       (k)          Notices.  Any notice required by the provisions of this Section 6 shall be in writing and shall be deemed given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          7.          Status of Converted Stock.  In the event any shares of Series C Preferred Stock are converted into Common Stock pursuant to Section 6 hereof, the shares so converted shall be canceled, retired and eliminated and shall not be reissued by the Corporation.

          8.          No Series C Preferred Stock Splits or Consolidations.  The Corporation shall not effect a split or subdivision of the outstanding shares of Series C Preferred Stock into a greater number of shares of Series C Preferred Stock (by stock split, dividend, reclassification or otherwise) nor combine or consolidate outstanding shares of Series C Preferred Stock into a lesser number of shares of Series C Preferred Stock (by reclassification or otherwise).

          9.          Miscellaneous.

                       9.1          Headings of Subdivisions.  The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                       9.2          Severability of Provisions.  If any right, preference or limitation of the Series C Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation set forth herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the  Corporation has caused this Certificate of Designation to be signed by a duly authorized officer of the Corporation.

Dated: March 30, 2005	NUVIM, INC.

	By:	/s/ RICHARD P. KUNDRAT

	Name:	Richard P. Kundrat
	Title:	President